PEDEVCO

March 18, 2021

DJ Homestead, LLC
9033 E. Easter Pl., Suite 112
Centennial, CO 80112
Attn: Roger Parker, Manager

Petro Operating Company, LLC
9033 E. Easter Pl., Suite 112
Centennial, CO 80112
Attn: Roger Parker, Manager

Re: Closing Side Letter Agreement

Dear Roger:

This letter memorializes the agreement by and between Red Hawk Petroleum, LLC (the "Seller") and DJ Homestead, LLC ("DJ Homestead") and Petro Operating Company, LLC ("PEO," and together with DJ Homestead, the "Purchaser"), regarding certain closing agreements, closing conditions, post-closing obligations, and assignment of certain pending actions with respect to those certain Assets to be acquired by Purchaser from Seller pursuant to that certain Purchase and Sale Agreement, dated December 29, 2019, by and between Purchaser and Seller (the "Purchase Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement. In consideration of the mutual promises contained in this letter, Seller and Purchaser agree as follows:

1. Seller and Purchaser hereby agree that the Closing shall occur on March 18, 2021 (with the Closing Date in Section 7.1 of the Purchase Agreement amended accordingly), with all conditions to Closing deemed satisfied or waived including the conditions to Closing set forth in (i) Sections 6.2.C. and 6.3.C., "No Legal Proceedings," with respect to the Gerkin Litigation (defined below), and (ii) Section 6.2.F., "Gerkin Pad and Roads Complete and Gerkin SUA Ratified."

2. Seller and Purchaser confirm and agree upon the Accounting Effective Times as set forth in Section 1.3 of the Purchase Agreement.

3. Purchaser shall reimburse Seller for all legal fees and expenses paid or incurred by Seller with respect to the Assets following the applicable Accounting Effective Time through and including February 28, 2021 by paying the amount of $212,566.37, which Seller reasonably believes to be the final and complete expenses for that time period, which amount excludes unbilled and unpaid legal fees and expenses paid or incurred by Seller with respect to the Assets for all time periods after February 28, 2021, and such other liabilities and expenses for the Assets prior to and including February 28, 2021 that may become known following such date, that are to be reimbursed by Purchaser and reflected on the post-Closing settlement statement pursuant to Section 8.2 of the Purchase Agreement as a final and complete settlement of all such expenses. Seller and Purchaser have agreed to the preliminary Closing settlement statement attached to this letter as **Exhibit A**, with monthly detail for all individual well revenue and expenses to be provided by Seller to Purchaser in connection with the post-Closing settlement statement.

4. Seller and Purchaser hereby confirm and agree that Purchaser shall be solely responsible for and promptly pay any and all (i) reclamation fees, expenses and damages that may arise with respect to the Assets, including, but not limited to, any reclamation fees, expenses and/or damages that may arise with respect to the Gerkin Litigation, (ii) all legal fees and expenses incurred by Seller following the applicable Accounting Effective Time with respect to the Assets, including the Gerkin Litigation, which are otherwise not included in the Purchase Price as set forth above, and (iii) any other liabilities arising from the Gerkin Litigation, including, but not limited to, attorneys' fees and costs awarded to the Defendants in the Gerkin Litigation by the Court or otherwise. Purchaser agrees to indemnify and hold Seller harmless consistent with Sections 4(i) through (iii).

5. Seller and Purchaser hereby agree that the obligations of Purchaser to obtain the "Gerkin Opinion" as set forth in Section 8.3 of the Purchase Agreement, and the provisions for acquiring Post-Closing Leasehold, are hereby waived and the Post-Closing Leasehold (if any) will be deemed a Retained Asset pursuant to Section 8.3 of the Purchase Agreement.

6. Seller will dismiss without prejudice or, if desirable by Seller, with prejudice the following claims in Case No. 2020CV20060 (Weld County District Court) ("Gerkin Litigation"): Intentional Interference with Contract or Prospective Economic Advantage, Slander of Title, and Civil Conspiracy. Seller assigns to Purchaser all other claims relating to access/rights of entry in the Gerkin Litigation (the "Assigned Claims"). As of the Closing Date, Purchaser will assume complete control of the Gerkin Litigation as to the Assigned Claims relating to access. As to the Defendants' counterclaims, Purchaser will seek to obtain a stipulation or an order from the Court that Purchaser is the real party in interest and that the counterclaims against Seller will be dismissed with prejudice. If Defendants do not stipulate, or the court refuses to enter such an order, given the indemnities/covenants for reimbursement, Purchaser will nonetheless control the Gerkin Litigation as it pertains to the counterclaims, and Seller

will file joinders in its discretion and otherwise reasonably cooperate in the defense of the counterclaims.

7. Within 14 days of the Closing Date, Seller will file a motion to substitute Purchaser for Seller in the Gerkin Litigation as to the Assigned Claims. Within that same time period, Seller will attempt to obtain the stipulation identified in ¶ 3 above and a stipulation of dismissal for its Intentional Interference with Contract or Prospective Economic Advantage, Slander of Title, and Civil Conspiracy claims. In the absence of a stipulation, Seller will file a motion to dismiss those claims and all counterclaims.

8. After the Closing Date, subject to attorney-client privilege and work product protections and restrictions, Seller shall cooperate with Purchaser and give Purchaser reasonable access to all properties, operations books, records, contracts, and documents of Seller relating to the Gerkin Litigation and shall furnish and request its accountants and outside legal counsel to furnish to Purchaser all information with respect to the Gerkin Litigation as Purchaser may reasonably request, subject to attorney-client privilege and work product protections and restrictions. Purchaser shall also have the right to discuss the Gerkin Litigation with the employees of Seller after the Closing Date, subject to Seller's right to involve its outside counsel in its discretion. Seller and its counsel further agree to cooperate with and make themselves reasonably available to the Purchaser, Purchaser's outside counsel, and / or its advisers, as the Purchaser may reasonably request, to reasonably assist it in the Gerkin Litigation, including giving truthful testimony in the Gerkin Litigation or testimony in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving the Seller related to the Gerkin Litigation, with any and all fees and expenses incurred by Seller, its counsel, and consultants with respect thereto promptly reimbursed to Seller by Purchaser. Seller and Purchaser also acknowledge that the defendants in the Gerkin Litigation have asserted counterclaims against Seller. To the extent an adverse judgment is entered against Purchaser on the counterclaims, Seller shall have no indemnification obligation to Purchaser for the amount of that judgment or otherwise. Further, consistent with ¶ 4 above, Purchaser shall indemnify and hold Seller harmless against all claims, demands, liabilities, fees, costs, and other expenses incurred by Seller in connection with the Gerkin Litigation.

9. Due to the current delay in processing change of operator forms at the Colorado Oil and Gas Conservation Commission ("COGCC"), Seller appoints PEO as contract operator as of the Closing Date until all change of operator forms are approved at the COGCC for Purchaser's operations on the Wells and any other wells to be drilled from the Gerkin 9H Pad, and PURCHASER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER PARTIES (AS DEFINED IN THE PURCHASE AGREEMENT) FROM AND AGAINST ANY AND ALL CLAIMS (AS DEFINED IN THE PURCHASE AGREEMENT) ARISING FROM PURCHASER'S OPERATIONS AND ACTIVITIES CONDUCTED OR PERFORMED IN CONNECTION THEREWITH.

Except as specifically set forth herein, the Purchase Agreement shall remain in full force and effect, and the valid and binding obligation of the parties thereto. This letter may be executed in counterparts (including electronic counterparts), and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement.

Regards,

Clark R. Moore
Executive Vice President & General Counsel
Red Hawk Petroleum, LLC

[*Purchaser's signature page follows.*]

Closing Letter Agreement
Purchaser's Signature Page

Agreed to and accepted as of the date first set forth above:

DJ HOMESTEAD, LLC

By: ______________________
Roger Parker, Manager

PETRO OPERATING COMPANY, LLC

By: ______________________
Roger Parker, Manager

Exhibit A

Preliminary Settlement Statement

[*See attached.*]

Closing Statement

As between Red Hawk Petroleum, LLC as "Sellers" and DJ Homestead, LLC et al as "Purchaser" for Closing on March 18, 2021.

Purchase Price:	$	1,786,493.00	
Upward Adjustments:			
Boyd 24-1H Expenses	$	1,410,077.88	*From 1.1.17 to 12.31.20*
Boyd 24-4H Expenses	$	1,349,325.83	*From 1.1.17 to 12.31.20*
Waste Mgt. Y23-712 Expenses	$	42,728.95	*From 11/1/19 to 12.31.20*
KBL 193-07H Expenses	$	20,150.77	*From 10.1.20 to 12.31.20*
Gerkin Expenses	$	212,566.37	*From 12.1.19 to 2.28.21*
	$	3,034,849.80	
Downward Adjustments:			
Boyd 24-1H Net Revenue	$	(1,218,688.57)	All Net Revenue
Boyd 24-2H Net Revenue	$	(1,454,468.43)	All Net Revenue
Waste Mgt. Y23-712 Net Revenue	$	(276,939.84)	*From 11/1/19 to 12.31.20*
	$	(2,950,096.84)	
Amount Due Seller on March 18, 2021:	**$**	**1,871,245.96**	

Wiring Instructions:

Account Holder/Beneficiary:	Pacific Energy Development Corp
Beneficiary Account Number:	204204077
Financial Ceneter Address:	3400 Camino Tassajara, Danville CA 94506
ABA/Routing Number:	321171184
International Swift Code:	CITI US 33